Exhibit (a)(2)

abrdn Global Innovation and Climate Opportunities Fund

CERTIFICATE OF AMENDMENT

abrdn Global Innovation and Climate Opportunities Fund, a Maryland statutory trust (the “Trust”), having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Certificate of Trust of the Trust (the “Certificate”) is hereby amended to change the name of the Trust to “abrdn Global Climate Infrastructure Fund”.

SECOND: The amendment to the Certificate as hereinabove set forth has been duly approved by the sole trustee of the Trust, as permitted by the Maryland Statutory Trust Act and as required by the governing instrument of the Trust.

THIRD: This Certificate of Amendment shall be effective on March 3, 2022.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by its Sole Trustee on this 2nd day of March, 2022.

abrdn Global Innovation and Climate Opportunities Fund

By:	/s/ Lucia Sitar
Lucia Sitar
Sole Trustee

THE UNDERSIGNED, the sole trustee of abrdn Global Innovation and Climate Opportunities Fund, who executed on behalf of the Trust the foregoing Certificate of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Certificate of Amendment to be the act of said Trust and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lucia Sitar
Lucia Sitar
Sole Trustee